EXHIBIT 11

COMPUTATION OF PRIMARY AND FULLY DILUTED NET INCOME PER COMMON SHARE


                                                     Three Months Ended March 31
                                                     ---------------------------
(Dollars in Millions, Except Per Share Data)                 1997         1996
--------------------------------------------------------------------------------
PRIMARY:
  Average shares outstanding .......................  133,387,042  134,586,125
  Net effect of the assumed purchase of stock
   under the stock option and stock purchase
   plans--based on the treasury stock method
   using average market price ......................    2,138,297    2,434,786
                                                      ------------------------
                                                      135,525,339  137,020,911
                                                      ========================
  Net income .......................................       $171.8       $176.8
  Preferred dividends ..............................          --          (1.7)
                                                      ------------------------
  Net income applicable to common equity ...........       $171.8       $175.1
                                                      ========================
  Net income per common share ......................       $ 1.27       $ 1.28
                                                      ========================

FULLY DILUTED:*
  Average shares outstanding .......................  133,387,042  134,586,125
  Net effect of the assumed purchase of stock
   under the stock option and stock purchase
   plans--based on the treasury stock method
   using average market price or period-end
   market price, whichever is higher ...............    2,150,128    2,693,688
  Assumed conversion of Series 1991A Preferred Stock          --     3,443,702
                                                      ------------------------
                                                      135,537,170  140,723,515
                                                      ========================
  Net income........................................       $171.8       $176.8
  Preferred dividends, excluding 1991A
   Preferred Stock .................................          --           --
                                                      ------------------------
  Net income applicable to common equity ...........       $171.8       $176.8
                                                      ========================
  Net income per common share ......................       $ 1.27       $ 1.26
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*    This calculation is submitted in accordance with Regulation S-K item
     601(b)(11) although not required by footnote 2 to paragraph 17 of APB Opinion No. 15 because it results in dilution of less than 3%.